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Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

        MEMORANDUM OF AGREEMENT made as of the 1st day of July 2003.

B E T W E E N:

CELESTICA INTERNATIONAL INC., a corporation existing under the laws of the Province of Ontario,
OF THE FIRST PART,
— and —
CELESTICA INC., a corporation existing under the laws of the Province of Ontario,
OF THE SECOND PART,
— and —
ONEX CORPORATION, a corporation existing under the laws of the Province of Ontario,
(hereinafter referred to as "Onex"),
OF THE THIRD PART.

                                WHEREAS Onex is a corporation with substantial experience in strategic planning, business planning, financial matters, raising capital, negotiating business arrangements and other business management and administration matters;

                                AND WHEREAS each of Celestica International Inc. (formerly Celestica North America Inc.) and Celestica Inc. (collectively, "Celestica") desires to avail itself of the experience, sources of information, advice, assistance and personnel of and available to Onex;

                                AND WHEREAS Celestica and Onex entered into this management services agreement dated as of July 7, 1998 (the "Original Agreement");

                                AND WHEREAS Celestica and Onex desire to amend and restate the Original Agreement effective as of the date hereof;

                                NOW THEREFORE this agreement witnesses that in consideration of the respective covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.    Scope of Services.    Onex hereby agrees to provide to Celestica on a continuing basis, through personnel of Onex or, at Onex's discretion, the personnel of subsidiaries of Onex, management, administrative, strategic planning, financial and support services relating to Celestica and its subsidiaries of such nature as Celestica may reasonably require from time to time having regard to Onex's experience, expertise and personnel or the personnel of its subsidiaries, as the case may be.

2.    Sourcing of Services.    For greater certainty, under no circumstances shall Onex be obligated to provide to Celestica or its subsidiaries the services of outside professionals or consultants in fulfilling the obligations of Onex set forth herein. In no circumstances shall Celestica be prevented from seeking similar services from third parties, any such services to be paid for by Celestica.

3.    Fees.    In consideration of the services to be rendered by Onex as described herein, Celestica shall pay to Onex a base fee (the "Base Fee") and a performance incentive fee, if any (the "Incentive Fee"), in each case determined and paid as set out below.

  (a)
  Base Fee.    The Base Fee payable to Onex in respect of each of the following periods shall be as set out opposite such period below:

Period	Amount
Six months ending December 31, 2003	U.S.$250,000
Year ending December 31, 2004	U.S.$500,000
Year ending December 31, 2005	U.S.$1,000,000
Year ending December 31, 2006	U.S.$1,000,000
Year ending December 31, 2007	U.S.$1,000,000
Year ending December 31, 2008	U.S.$1,000,000

    The Base Fee shall be payable in equal quarterly instalments in arrears on the last business day of March, June, September and December each year.

  (b)
  Incentive Fee.    The Incentive Fee payable to Onex in respect of any calendar year will be determined in accordance with the following formula:

Incentive Fee =	A B	×	C
where:

A =	the aggregate amount (the "Bonus Amount") of the annual bonuses (excluding any personal performance factor adjustments) in respect of such calendar year paid to the five executive officers of Celestica (including subsidiaries) who are most highly compensated under its regular compensation plans (the "Executive Officers");
B =	the aggregate amount (the "Target Amount") of the target bonus amounts in respect of such calendar year for the Executive Officers determined by the Compensation Committee of Celestica Inc.; and
C =	the aggregate Base Fee payable in respect of such calendar year, which, for greater certainty, shall be U.S.$250,000 for the year ending December 31, 2003.

    The Incentive Fee shall be payable on the date when annual bonuses are generally paid to the Executive Officers in accordance with Celestica's then-current policies.

    No Incentive Fee shall be payable in respect of the year ending December 31, 2003 if the Bonus Amount for such year is less than the Target Amount for such year. No Incentive Fee shall be payable in respect of any period if the cumulative aggregate of the Base Fees and Incentive Fees paid to Onex in respect of prior periods ending after June 30, 2003 exceeds U.S.$10,000,000.

  (c)
  Interest on any payable and unpaid amounts shall be payable at the annual rate of interest announced from time to time by Bank of Nova Scotia as being its prime rate of interest used by it as a reference rate for commercial loans made in Canadian dollars within Canada adjusted on a daily basis for changes in that rate (such interest to be payable on demand by Onex).

  (d)
  The Base Fee and the Incentive Fee shall be allocated between and payable by Celestica International Inc. and Celestica Inc. in such proportion as they determine, having regard to the benefits that each of them receives from the provision of the services contemplated herein.

4.    Change in Control.    In the event of a Change in Control, Celestica shall pay to Onex an amount (the "Change in Control Amount") equal to U.S.$10,000,000 minus the aggregate amount of the Base

Fees and the Incentive Fees paid to Onex under this Agreement after July 1, 2003 and before the date of the Change in Control (the "Change in Control Date").

        No further Base Fees or Incentive Fees shall be payable to Onex under this Agreement after the Change in Control Date. The Change in Control Amount shall be payable to Onex on the date that is 30 calendar days after the Change in Control Date. This agreement shall automatically terminate upon the payment of the Change in Control Amount.

        For the purposes of this section 4, "Change in Control" means the acquisition by any person (other than Onex or an affiliate of Onex) of beneficial ownership of more than 50% of the outstanding equity securities of Celestica Inc. or any successor company pursuant to an offer to acquire all of the equity securities of such company.

5.    Expenses.    Celestica shall pay to Onex, as and when invoiced from time to time, the reasonable out-of-pocket expenses incurred in connection with any services provided by Onex to Celestica pursuant to this agreement, including the fees and disbursements of Onex's legal counsel to the extent that legal services are provided to Onex in connection with Onex's performance of its obligations to Celestica under this Agreement and provided such fees are reasonable in the circumstances.

6.    Additional Services.    From time to time hereafter, Celestica may request that Onex provide to Celestica or any of Celestica's subsidiaries services in addition to those contemplated in section 1 above. Onex may agree or not agree to provide such services in its sole discretion and may elect to provide such services without charging additional consideration therefor or may charge such fees in connection therewith as may be agreed to between Onex and Celestica. If Celestica uses Onex management personnel to provide investment banking or financial advice in connection with any acquisition, Onex will be entitled to receive fees consistent, in the determination of the board of directors of Celestica Inc., with fees typically paid for financial advice in such circumstances to investment bankers or other expert advisors at arm's-length to Celestica.

7.    Responsibility.    Onex assumes no responsibility to Celestica hereunder other than as expressly set forth herein. Onex shall not be liable to Celestica hereunder except where Onex has acted in bad faith or has been grossly negligent in the performance of its obligations hereunder.

8.    Goods and Services Tax ("GST") Elections.    Celestica agrees to cooperate with Onex in making any election in connection with GST that would otherwise be exigible in respect of the services provided hereunder and the consideration paid therefor, provided such election is made in accordance with applicable law.

9.    Term.    This agreement shall terminate on December 31, 2008.

10.    Automatic Termination.    Subject to section 4 above, this agreement shall terminate automatically and the rights of Onex to receive fees (other than accrued and unpaid fees) will terminate 30 days after the first day on which Onex ceases to hold at least one multiple voting share in the capital of Celestica Inc. or any successor company.

11.    Notice.    Any notice required or permitted to be given under this agreement and shall be given by delivering the same or by sending it by facsimile transmission, in the case of Onex, to 161 Bay Street, 49th Floor, Canada Trust Tower, Toronto, Ontario, M5J 2S1, Attention: Anthony Melman or Donald Lewtas, fax: (416) 362-5765 and in the case of either Celestica International Inc. or Celestica Inc. to 1150 Eglinton Avenue East, Toronto, Ontario, M3C 1H7, Attention: Chairman and Chief Executive Officer, fax: (416) 448-4758. A notice so given shall be deemed to have been given and received on the business day on which it is delivered or sent by facsimile transmission. Either party may change its address for service from time to time by notice given in accordance with the foregoing.

12.    Entire Agreement.    This agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof. This agreement may not be amended or modified in any way except by the written consent of the parties hereto.

13.    Enurement.    The provisions of this agreement shall enure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This agreement may not be assigned by Celestica without the prior written consent of Onex. Onex may, without the consent of Celestica, assign all or some part of the benefit and its obligations under this agreement to one or more affiliates of Onex.

14.    Further Assurance.    Each party shall from time to time and at all times hereafter do such further acts and things and execute such further documents and instruments as shall be reasonably required in order to perform fully and carry out the terms of this agreement.

15.    Time of the Essence.    Time shall be of the essence of this agreement.

16.    Governing Law.    This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, and the parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

17.    Execution in Counterparts.    This agreement may be executed in counterparts, each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

                                IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the date first above written.

CELESTICA INTERNATIONAL INC.
By:	/s/ EUGENE V. POLISTUK Name: Eugene V. Polistuk Title: Chief Executive Office
CELESTICA INC.
By:	/s/ EUGENE V. POLISTUK Name: Eugene V. Polistuk Title: Chief Executive Officer
ONEX CORPORATION
By:	/s/ ANTHONY R. MELMAN Name: Anthony R. Melman Title: Managing Director
By:	/s/ DONALD LEWTAS Name: Donald Lewtas Title: Vice President

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AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT